Designated Filer:	FEINBERG LARRY N
Issuer & Ticker Symbol:	Hansen Medical, Inc. [HNSN]
Date of Event Requiring Statement: August 8, 2013

Joint Filer Information and Signatures

Joint Filers:
1.	Name: Address:
Oracle Partners, L.P.
c/o Oracle Investment Management, Inc., 200 Greenwich Avenue, Greenwich CT 06830

ORACLE PARTNERS, L.P.

By:  ORACLE ASSOCIATES, LLC, its general partner

By: /s/ Larry N. Feinberg
           Name:  Larry N. Feinberg
               Title:    Managing Member
August 8, 2013 Date

2.	Name: Address	Oracle Associates, LLC c/o Oracle Investment Management, Inc., 200 Greenwich Avenue, Greenwich CT 06830 ORACLE ASSOCIATES, LLC By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member	August 8, 2013 Date